LETTER AGREEMENT NO.2 AMENDED AND RESTATED

     This Amended and Restated Letter Agreement No. 2 (this "Amended Agreement") is made and entered into as of the 10th day of August 2007, and amends in its entirety the Letter Agreement No. 2 dated August 7, 2007 and entered into by and among CORNERWORLD, INC., a Delaware corporation (“CornerWorld”), CORNERWORLD CORPORATION, a Nevada corporation (the “Company”), Brent Sheppard, Brian Pierson and Patrick Wallace (collectively the “Majority Company Shareholders”) (all collectively, the “Parties”).

WITNESSETH:

     WHEREAS, the Majority Company Shareholders collectively own 62,700,000 restricted shares of common stock in the Company (the “Shares”) which are comprised of 51,300,000 common restricted shares owned by Brent Sheppard, 5,700,000 common restricted shares owned by Brian Pierson and 5,700,000 common restricted shares owned by Patrick Wallace; and

     WHEREAS, CornerWorld wishes to (a) retain the services of the Majority Company Shareholders following completion of the transactions contemplated by that certain Share Exchange Agreement entered into by and among CornerWorld, CornerWorld’s shareholders and the Company in exchange for stock options and (b) acquire the Majority Company Shareholders’ shares in the Company;

     WHEREAS, the Majority Company Shareholders wish to provide the services requested by CornerWorld in exchange for 320,000 options to purchase stock in the Company at an exercise price of $1.40 per share and sell their shares in the Company to ConerWorld.

BE IT RESOLVED, the Parties hereto agree as follows:

1. The Majority Company Shareholders shall provide transition services on a consulting basis to the Company and to CornerWorld for a period of two (2) months from the date hereof in exchange for 320,000 options to purchase stock in the Company at an exercise price of $1.40 per share;

2. The Majority Company Shareholders hereby sell to CornerWorld their shares of the Company for good and valuable consideration, of which the Majority Company Shareholders hereby acknowledge receipt.

3. This Amended Agreement shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

4. This Amended Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

CORNERWORLD, INC.

By: Name: Title:

CORNERWORLD CORPORATION

By: Name: Title:

MAJORITY SHAREHOLDERS OF CORNERWORLD CORPORATION

By:

Brent Sheppard

President, Olympic Weddings International, Inc. (51,300,000 Shares)

By:

Brian Pierson

Director, Olympic Weddings International, Inc. (5,700,000 Shares)

By:

Patrick Wallace

Secretary/Treasurer, Olympic Weddings International, Inc. (5,700,000 Shares)

Letter Agreement No. 2

Letter Agreement No. 2